UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2018

Q2 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36350 (Commission File Number)	20-2706637 (IRS Employer Identification No.)

13785 Research Blvd, Suite 150
Austin, Texas 78750
(512) 275-0072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Not Applicable

(Former name or former address, if changed since last report)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On March 8, 2018, the Compensation Committee (the "Committee") of the Board of Directors of Q2 Holdings, Inc. (the "Company") approved the 2018 Sales Incentive Plan to be effective for the fiscal year ending December 31, 2018 for named executive officer Christine A. Petersen, Chief Revenue Officer of the Company. The 2018 Sales Incentive Plan provides for the payment of a cash bonus to Ms. Petersen based upon achievement of established performance measures and payout formulas determined by the Committee. To the extent earned, Ms. Petersen’s bonus under the 2018 Sales Incentive Plan will be paid in a single annual payout following completion of the 2018 fiscal year. For the 2018 fiscal year, Ms. Petersen’s base salary is $325,000 and her target bonus payment as a percentage of her base salary is 100%.

The 2018 Sales Incentive Plan provides for the bonus amounts to be determined based on the following performance measures:

Weighting of Performance Measure as % of Potential Bonus Payment
Booked Monthly Recurring Revenue ("Booked MRR")	Corporate Performance Measures
80%	20%

The Booked MRR performance measure is based on committed or contracted levels of recurring revenues in a specified subcomponent of our customer agreements with specific weighting applied to (i) booked monthly recurring revenue resulting from a specified subcomponent of new customer agreements and (ii) booked monthly recurring revenue resulting from sales of additional services to a specified subcomponent of existing customers.

Potential payouts under the 2018 Sales Incentive Plan with respect to the Booked MRR performance measure are to be based on performance within a range of target performance. No incentive payment may be earned for performance below the target minimum. The range and target for the Booked MRR performance measure is set forth in the following table:

Achievement Level	Percentage of Booked MRR Performance Measure Attained	Corresponding Weighted Potential Payout Percentage
Minimum	75%	75%
At target	100%	100%
Above target	Each additional 1%	Additional 1.25%

The corporate performance measures are based 50% on a specified subcomponent of aggregate bookings for the Company and 50% on adjusted EBITDA as a percentage of revenue ("EBITDA performance measure"). The bookings performance measure consists of monthly recurring bookings revenue based on committed or contracted levels in a specified subcomponent of customer agreements. The EBITDA performance measure consists of the ratio determined by dividing the Company's adjusted EBITDA by the Company's revenue calculated in accordance with generally accepted accounting principles. To determine adjusted EBITDA, the Company adjusts net loss for such things as interest, taxes, depreciation and amortization, stock-based compensation, acquisition-related costs, amortization of technology and intangibles, and unoccupied lease charges. The 2018 Sales Incentive Plan provides that the bookings and EBITDA performance measures are to be measured against bookings and adjusted EBITDA performance measure targets based on the 2018 annual budget approved by the Company's board of directors.

Potential payouts under the 2018 Sales Incentive Plan with respect to the bookings and EBITDA performance measures are to be based on performance within a range of each performance measure's target. No incentive payment may be earned for performance below the target minimum and the maximum bonus may be earned for performance at or above the target maximum. The range and target for each performance measure are set forth in the following table:

Achievement Level	Percentage of Bookings Performance Measure Attained	Percentage of EBITDA Performance Measure Attained	Corresponding Weighted Potential Payout Percentage Per Performance Measure
Minimum	75%	90%	50%
At target	100%	100%	100%
Maximum	120%	120%	150%

The final payout under the 2018 Sales Incentive Plan is earned based upon determination each of the above achievement levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

March 14, 2018	/s/ Jennifer N. Harris Jennifer N. Harris Chief Financial Officer